EXHIBIT 4.4

THIS DEBENTURE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS DEBENTURE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT TO THE ESTATE OF HEIRS OF THE HOLDER BY WILL OR THE LAWS OF INTESTATE SUCCESSION. THE SHARES ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT AND ANY APPLICABLE SATISFACTORY (BOTH OPINION AND COUNSEL TO BE SATISFACTORY) TO iExalt, INC. THAT REGISTRATION IS NOT REQUIRED.

                              CONVERTIBLE DEBENTURE

  $250,000 PRINCIPAL AMOUNT - INTEREST AT BANK OF AMERICA PRIME RATE + 1/2% ON
                                DATE OF ISSUANCE


DATE OF ISSUANCE:                   SEPTEMBER 20, 2000

HOLDER:                             TCA INVESTMENTS, INC.
                                    5433 WESTHEIMER
                                    HOUSTON, TEXAS 77056

      1. INTEREST, CONVERSION RATE AND PREPAYMENTS

      iEXALT, Inc., (the "Company"), a Nevada corporation, promises to pay to the Holder named above the principal amount shown above, and interest on the principal amount of this Debenture, at the rate per annum shown above. The Company will pay accrued interest and the entire outstanding principal amount at the end of thirty (30) days from the date of issuance shown above ("Due Date"). Interest on the Debenture will accrue from the date of issuance. Interest will be computed on the basis of a 360-day year. The Company shall be entitled to pre-pay the amounts outstanding under this Debenture, in whole or in part, without penalty.

      2. METHOD OF PAYMENT

      The Company will pay principal and interest on the Debenture to the person who is registered as the Holder of Debenture at the close of business on the Due Date. Holder must surrender the Debenture to the Company to collect the principal payment. The Company will pay principal in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal by check payable in such money. It may mail said check to a Holder's address as shown on the books and records of the Company at that time.

                                     Exh-4

      3. CONVERSION

      A holder of a Debenture may convert all or part of the outstanding principal and accrued interest hereunder into the common stock of the Company, par value $.001 per share (the "Common Stock) at any time on or after September 20, 2000 ("Conversion Date") and prior to the payment by the Company of such amounts. The conversion price is (a) $.50 (fifty cents) per share or (b) fifty percent (50%) of the closing bid price of the Common Stock as quoted on the Over-The-Counter Bulletin Board on the day prior to conversion, whichever is less on the date of conversion. To determine the number of shares issuable upon conversion of the Debenture, the principal amount and accrued interest, if any, to be converted shall be divided by the conversion price in effect on the conversion date. On conversion, the outstanding principal amount will be adjusted hereunder and interest will continue to accrue only on such amount. No fractional interests will be issued, and any fraction will be rounded up to the nearest whole number of shares of Common Stock or other securities, properties or rights issuable upon conversion.

      To convert, a Debenture Holder must (1) complete and sign the conversion notice attached to this Debenture, (2) surrender the Debenture to the Company,
(3) furnish appropriate endorsements and transfer documents if required by the Company, and (4) pay any transfer or similar tax if required. A holder may convert a portion of a Debenture if the portion is $10,000 or a whole multiple of $10,000.

      4. ADJUSTMENTS

      The conversion price will be adjusted for stock dividends, mergers (except shares issued for acquisitions), consolidations, stock splits or distributions on Common Stock; subdivisions, combinations or certain re-classifications of Common Stock; distribution to all holders of Common Stock of certain rights to purchase such Common Stock at less than the current market price at the time; distributions to such holders of assets or debt of the Company or certain rights to purchase debt of the Company, excluding cash dividends or distributions from current retained earnings(collectively referred to herein as a "Dilutive Event") the Holder shall be entitled to receive the number of shares of Common Stock that the Holder would have been entitled to receive as a result of any such Dilutive Event if he had immediately, prior to such Dilutive Event, converted the Debenture. If the Company is a party to a consolidation or merger or a transfer or lease of all or substantially all of its assets, the right to convert a Debenture into Company Common stock may be changed into a right to convert it into stock, debentures, cash or other assets of the Company or of the entity resulting or surviving such merger or to which such assets shall have been sold, leased or transferred.

      5. DENOMINATIONS, TRANSFER, EXCHANGE

      The transfer of the Debenture must be registered with the Company or a Trustee. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay transfer taxes and fees required by law, if any.

      6. PERSONS DEEMED OWNERS

      The registered holder of a Debenture may be treated as its owner for all purposes.

      7. SUCCESSOR CORPORATION

      When a successor corporation assumes all the obligations of its predecessor under the Debenture, the predecessor corporation will be released from those obligations.

      8. REGISTRATION RIGHTS

      The Holders of this Debenture have been granted certain registration rights as set forth the Subscription Agreement between the Holder and the Company of even date herewith, and such

                                     Exh-5

Subscription Agreement shall be deemed to be incorporated by reference herein. The Holders shall be entitled to exercise such registration rights prior to the Conversion Date as set forth in the Subscription Agreement.

      9. COVENANTS

      The Company covenants that, during the continuance of this security, it will (i) conduct and carry on its business in a proper and efficient manner and not make any substantial alteation in the nature or mode of conduct of its business and will (ii) keep or cause to be kept proper books of accounts relating to its business and promptly provide to the Holder such financial and other information concerning it as the Holder may from time to time require.

      10. DEFAULTS AND REMEDIES

      An Event of Default is: default in payment of interest or principal on the Debenture; failure by the Company for thirty (30) days after notice to it to comply with any of its other agreements in the Debenture; the making of an assignment for the benefit of the Company's creditors; the filing of a voluntary or involuntary petition for or the appointment of a receiver of the Company's property; the filing of a voluntary petition by or an involuntary petition against the Company under any provision of the federal Bankruptcy Act; the dissolution of the Company's business. If an Event of Default occurs and is continuing, the Holder may declare the Debenture to be due and payable immediately.

      11. NO RECOURSE AGAINST OTHERS

      A director, officer, employee, agent or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debenture or for any claim based on, in respect of, or by reason of such obligations or their creation. The Debenture Holder, by accepting this Debenture, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debenture.

      12. AUTHENTICATION

      The Debenture shall not be valid until authenticated by the manual signature of an officer of the Company.

      13. ABBREVIATIONS

      Customary abbreviations may be used in the name of a Debenture Holder or an assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minor Acts).

                                    iExalt, INC.

                                    By:  /s/ DONALD W. SAPAUGH
                                         -------------------------------
                                             Donald W. Sapaugh
                                             Chief Executive Officer

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                                   EXHIBIT "A"

                              NOTICE OF CONVERSION
                    (To be executed by Holder to convert the
                         Debenture in whole or in part)


iEXALT, Inc.
4301 Windfern
Houston, Texas 77041

Re: Convertible Debenture dated September 20, 2000 to TCA Investments, Inc.

Dear Sir or Madam:

      The undersigned holder irrevocably elects to convert $__________ of outstanding principal and $__________ of accrued interest thereon under the Debenture of iEXALT, Inc. to purchase ______ shares of Common Stock of iEXALT, Inc. (the "Company"), at a conversion price per share of $__________.


                                    By:_________________________________

                                    Its:________________________________

                                    Date:_______________________________


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